EXHIBIT 10.33
JUNIPER NETWORKS, INC.
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is made and entered into by and between Robyn Denholm (the “Employee”) and Juniper Networks, Inc., a Delaware Corporation (the “Company”), effective as of November 18, 2008 (the “Effective Date”).
RECITALS
     The Compensation Committee believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company.
     Certain capitalized terms used in the Agreement are defined in Section 6 below.
AGREEMENT
     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1. Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2012 or (ii) if Employee is terminated involuntarily by Company without Cause prior to January 1, 2012, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.
3. Severance Benefits and Obligations.
     (a) In the event the Employee is terminated involuntarily by Company without Cause, as defined below, and provided the Employee executes a full, effective release of claims promptly following termination, substantially in the form attached hereto as Exhibit A and effective no later than March 15 of the year following the year in which the termination occurs (“Release”), the Employee will be entitled to receive the following severance benefits in a lump sum (less any withholding taxes): (i) an amount equal to six months of base salary (as in effect immediately prior to the termination) (ii) an amount equal to half of the Employee’s annual target bonus (as in effect immediately prior to the termination) for the fiscal year in which the termination occurs and (iii) to the extent permitted to be continued under COBRA coverage, Company-paid health, dental and vision insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the termination and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the termination (the “Company-Paid Coverage”) for the period described in this section. If such coverage included the Employee’s dependents immediately prior to the termination, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) six (6) months from the date of termination, or (ii) the date upon which the Employee and her dependents become covered under another employer’s group health, dental and vision insurance plans that provide Employee and her dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and her dependents shall be the date upon which the Company-Paid Coverage terminates. Subject to subsection (d) below, the severance payment in (i) and (ii) above to which Employee is entitled shall be paid by the Company to Employee in cash not later than 30 calendar days after the effective date of the Release. For purposes of this Agreement, “Cause” is defined as: (i) willfully engaging in gross misconduct that is demonstrably injurious to Company; (ii) willful act or acts of dishonesty or malfeasance undertaken by the individual; (iii) conviction of a felony; or (iv) willful and continued refusal or failure to substantially perform duties with Company (other than incapacity due to physical or mental illness); provided that the action or conduct described in clause (iv) above will constitute “Cause” only if such failure continues after the Company’s CEO or Board of Directors has provided the individual with a written demand for substantial performance setting forth in detail the specific respects in which it believes the individual has willfully and not substantially performed the individual’s duties thereof and has been provided a reasonable opportunity (to be not less than 30 days) to cure the same.
     (b) In the event Employee terminates her employment voluntarily for Good Reason, as defined below, and provided the Employee executes promptly following termination a full, effective release of claims, substantially in the form attached hereto as Exhibit A and effective no later than March 15 of the year following the year in which the termination occurs, the Employee will be entitled to receive the following severance benefits in a lump sum (less any withholding taxes): (i) an amount equal to six months of base salary (as in effect immediately prior to the termination), (ii) an amount equal to half of the Employee’s annual target bonus (as in effect immediately prior to the termination) for the fiscal year in which the termination occurs, (iii) to the extent permitted to be continued under COBRA coverage, Company-paid health, dental and vision insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the termination and at the same ratio of Company premium payment to Employee premium payment as was in effect immediately prior to the termination (the “Company-Paid Coverage”) for the period described in this section, (iv) provided no shares have otherwise vested under the restricted stock unit award granted to Employee upon her initial employment with the

Company according to its terms, acceleration of vesting of such restricted stock units equal to the total number of shares covered by such award, multiplied by the number of full months of Employee’s service to the Company completed through the date of termination divided by 48, and (v) provided no shares have otherwise vested under the stock option award granted to Employee upon her initial employment with the Company according to its terms, acceleration of vesting of such options equal to the total number of shares covered by such award, multiplied by the number of full months of Employee’s service to Company completed through the date of termination divided by 48. If the aforementioned benefits coverage included the Employee’s dependents immediately prior to the termination, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (i) six (6) months from the date of termination, or (ii) the date upon which the Employee and her dependents become covered under another employer’s group health, dental and vision insurance plans that provide Employee and her dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for Employee and his or her dependents shall be the date upon which the Company-Paid Coverage terminates. Subject to subsection (d) below, the severance payment in (i) and (ii) above to which Employee is entitled shall be paid by the Company to Employee in cash not later than 30 calendar days after the effective date of the Release. For purposes of this Agreement, “Good Reason” is defined as the Company’s business operations or financial condition suffering a sustained material adverse effect as a result of any actions taken against the Company or its current officers by any U.S. government agency in connection with the inquiry into the Company’s historical stock option practices.
          (c) Change of Control Benefits. In the event the Employee receives severance and other benefits pursuant to a change in control agreement that are greater than or equal to the amounts payable hereunder, then the Employee shall not be entitled to receive severance or any other benefits under this Agreement.
(d) Section 409A.
          (i) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on or within ten days following the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
          (ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
          (iii) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.
          (iv) The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.
     4. Successors.
          (a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 4(a) or which becomes bound by the terms of this Agreement by operation of law. The term “Company” shall also include any direct or indirect subsidiary that is majority owned by Juniper Networks, Inc.
          (b) The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by,

the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     5. Notice.
          (a) General. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.
     6. Miscellaneous Provisions.
          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.
          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
          (c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
          (d) Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.
          (e) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement.

          (f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
          (g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.
          (h) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

	By:	/s/ Mitchell L. Gaynor

	Name:	Mitchell L. Gaynor

	Title:	Senior Vice President and General Counsel

EMPLOYEE		/s/ Robyn M. Denholm

	Name:	Robyn M. Denholm